JDA Software Group, Inc. NEWS RELEASE	Contact Information at End of Release

JDA Software Receives NASDAQ Notice of Non-Compliance with Listing Rules

Scottsdale, Ariz. - March 1, 2012 - JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, announced that today, March 1, 2012, it received a letter from the NASDAQ staff notifying the Company that it is no longer in compliance with NASDAQ Listing Rule 5250(c)(1) because it has not yet filed its Annual Report on Form 10-K for the period ended December 31, 2011 with the Securities and Exchange Commission (“SEC”). NASDAQ Listing Rule 5250(c)(1) requires the Company to timely file all required periodic reports and other documents.  The letter further indicated that the Company has been provided with a cure period of 60 days, or until April 30, 2012, to submit a plan to regain compliance.  If the NASDAQ accepts the Company's plan, an additional cure period of up to 180 calendar days from the Form 10-K's original due date, or until August 28, 2012, can be provided to allow the Company to regain compliance.

About JDA Software Group, Inc.
JDA® Software Group, Inc. (NASDAQ: JDAS), The Supply Chain Company®, is a leading global provider of innovative supply chain management, merchandising and pricing excellence solutions. JDA empowers more than 6,000 companies of all sizes to make optimal decisions that improve profitability and achieve real results in the discrete and process manufacturing, wholesale distribution, transportation, retail, and services industries. With an integrated solutions offering that spans the entire supply chain from materials to the consumer, JDA leverages the powerful heritage and knowledge capital of acquired market leaders including i2 Technologies®, Manugistics®, E3®, Intactix® and Arthur®. JDA's multiple service options, delivered via the JDA® Private Cloud, provide customers with flexible configurations, rapid time-to-value, lower total cost of ownership and 24/7 functional and technical support and expertise. To learn more, visit www.jda.com or e-mail info@jda.com.

JDA Investor Relations Contact:
Mike Burnett, GVP, Treasury and Investor Relations
mike.burnett@jda.com
480-308-3392

JDA Corporate Communications Contact:
Beth Elkin, Sr. Director, Corporate Communications
beth.elkin@jda.com
469-357-4225

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally accompanied by words such as “will,” and “expect” and other words with forward-looking connotations. The occurrence of future events may involve a number of risks and uncertainties, including, but not limited to risks detailed from time to time in the “Risk Factors” section of our filings with the Securities and Exchange Commission. Additional information relating to the uncertainty affecting our business is contained in our filings with the SEC. As a result of these and other risks, actual results may differ materially from those predicted. JDA is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

JDA Software Group, Inc.
14400 N. 87th Street
Scottsdale, Ariz. 85260